Exhibit 10.4

INTERNATIONAL AIR TRANSPORT ASSOCIATION

3F, China Digital Harbor
No.l, Wangjing North Road
Beijing 100102, P.R. China

PASSENGER SALES AGENCY AGREEMENT

An Agreement made this 19th day of Jan 2021

BETWEEN	北京和洋国际旅行社有限公司

I BEIJING HEYANG INTERNATIONAL TRAVEL SERVICE CO., LTD.

083 4845 4 Having its principal office at	RM (03)301032, 3/F, RM 101, 1/F-5/F, BLDG #351, SHUIANZHUANGYUAN, CHAOYANG DIST.

(hereinafter called ‘the Agent5)	BEIJING (CN) 100020

AND each IATA Member (hereinafter called “Carrier”) which appoints the Agent, represented by the Director General of IATA acting for and on behalf of such IATA Member. PSAAvl.0/2013

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AVHEREBY IT IS AGREED AS FOLLOWS:

1.	EFFECTIVENESS

this Agreement shall become effective between the Agent and the Carrier upon appointment of the Agent by such Carrier in accordance with the Sales Agency Rules in effect in the country(ies) of the Agent’s Location(s). Upon coming into effect this Agreement, including any amendments thereto, shall have the same force and effect between the Carrier and the Agent as though they were both named herein and had both subscribed their names as parties hereto.

2.	RULES, RESOLUTIONS AND PROVISIONS INCORPORATED IN AGREEMENT

2.1(a)	the terms and conditions governing the relationship between the Cam er and the Agent are set forth in the Resolutions (and other provisions derived therefrom) contained in the Travel Agent’s Handbook (“the Handbook5 5) as published from time to time under the authority of the Agency Administrator and attached to this Agreement. The Handbook incorporates:

2.1(a)(i)	the Sales Agency Rules,

2.1(a)(ii)	the Billing and Settlement Plan rules, where applicable, as set forth in the BSP Manual for Agents,

2.1(a)(iii)	such local standards as may be provided for under the Sales Agency Rules,

2.1(a)(iv)	other applicable IATA Resolutions;

2.1(b)	such Rules, Resolutions and other provisions as amended from time to time are deemed to be incorporated in this Agreement and made part hereof and the Carrier and the Agent agree to comply with them;

2.2	the Agent acknowledges that it has received a copy of the current edition of the Handbook and has acquainted itself with the contents thereof. The Agent specifically acknowledges that it has read and understands the contents of the Handbook, including but not limited to those dealing with: indemnities and waiver; custody, issuance and security of Traffic Documents; the reporting and remitting procedures; and the arbitration procedures;

2.3	the Agency Administrator shall provide the Agent with subsequent editions of the Handbook and all amendments thereto. The Agent shall be notified by the Agency Administrator of any amendments to the contents of the Handbook and such amendments shall be deemed to be incorporated herein unless within 30 days of receipt of such notification the Agent terminates this Agreement by notice in writing to the Agency Administrator;

2.4	the terms and expressions used in this Agreement shall, unless the context otherwise requires, have the meanings respectively provided fbr in the Sales Agency Rules. In the event of any conflict, contradiction or inconsistency between any provisions with which the Agent is required to comply under Subparagraph 2.1 of this Paragraph, and any of the provisions of this Agreement, the provisions of this Agreement shall prevail.

3.	SELLING CARRIERS SERVICES

3.1	the Agent is authorized to sell air passenger transportation on the services of the Carrier and on the services of other air earners as authorised by the Camer. The sale of air passenger transportation means ali activities necessary to provide a passenger with a valid contract of camage including but not limited to the issuance of a valid Traffic Document and the collection of monies therefor. The Agent is also authorised to sell such ancillary and other services as the Carrier may authorise;

Initial Initial

3.2	all services sold pursuant to this Agreement shall be sold on behalf of the Carrier and in compliance with Carrier’s tariffs, conditions of carriage and the written instructions of the Carrier as provided to the Agent. The Agent shall not in any way vary or modify the terms and conditions set forth in any Traffic Document used for services provided by the Camer, and the Agent shall complete these documents in the manner prescribed by the Carrier;

3.3	the Agent shall make only such representations as are authorised in this Agreement and by the Carrier.

3.4	with regard to any transportation the Agent, its officers or employees may procure on the services of another air carrier which does not have the Agent under appointment, the Agent undertakes that it will not directly or indirectly procure the sale of such transportation otherwise than strictly in accordance with the fares, rules and conditions applicable to the sale of such transportation as published in that other carrier’s tariff;

3.5	with respect to previously issued Traffic Documents the Agent, its officers or employees shall issue, accept, reissue, validate or revalidate (including by means of reservation alteration stickers) all such Traffic Documents in accordance with the Carrier’s tariffs, conditions of cam age and written instructions;

3.6	the Agent shall transmit to the Carrier such specific requests or particulars in connection with each customer as may be necessary to enable the Carrier to service each customer efficiently.

4.	OBSERVANCE OF LAWS AND REGULATIONS

the Agent shall observe all government laws and regulations applicable to the sale of air transportation, or any other acts performed by the Agent under this Agreement, in the teiiitory or territories where the Approved Locations of the Agent are situated and in all territories to or through which the Agent may sell air passenger transportation.

5.	AGENCY DESIGNATION

the Agent shall not represent itself as a ‘General Agent’ or use any other designation, such as ‘Air Lines Ticket Office’, which would indicate or imply in any way that its office is an office of the Camer or any Member.

6.	CUSTODY AND ISSUE OF TRAFFIC DOCUMENTS AND CUSTODY OF CARRIER IDENTIFICATION PLATES

6.1	Traffic Documents deposited by the Carrier or by ISS Management on behalf of the Camer as the case may be, are and remain the sole property of the Carrier or ISS Management until duly issued and delivered pursuant to a transaction under this Agreement; similarly Identification Plates deposited with the Agent are the sole property of the Carrier at all times. The Agent acknowledges and agrees that it has no proprietary rights to such Traffic Documents and Plates. The Carrier or ISS Management acting on its behalf may, at any time, require that the Agent return such Traffic Documents and Identification Plates, and the Agent agrees to return them immediately;

6.2	the Carrier or ISS Management acting on its behalf shall be entitled at any time to audit or procure an audit of Traffic Documents and Identification Plates, or to ascertain that security standards are met;

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6.3	where rhe Carrier participates in an automated ticketing system fbr the issuance of Standard Traffic Documents or other neutral Traffic Documents and the Agent issues such Traffic Documents through the system on behalf of the Camer, the Carrier may at any time withdraw from the Agent the authority to issue neutral Traffic Documents on its behalf. In the event that the Agent is declared in default or is suspended in accordance with the Sales Agency Rules the Agent shall immediately cease issuing neutral Traffic Documents through the system on behalf of the Carrier as of the date such default or suspension is effective;

6.4	in the event any part of an automated ticketing system is provided to the Agent by a third party, other than an airline participating in such system, the Agent undertakes to obtain written confirmation from the Carrier or the Coordinator that the relevant specifications, function and mode of operation of such system and any changes thereto, conform with standards that are acceptable. The Agent shall not issue Traffic Documents on behalf of the Carrier through the system until such written confirmation has been obtained.

7.	EXCEPT AUSTRALIA AND GERMANY 一 MONIES DUE BY AGENT TO CARRIERS - REMIT ! ANCE

7.1	a Traffic Document shall be issued immediately money is received by the Agent for specified passenger air transportation or ancillary services sold under this Agreement and the Agent shall be responsible for remittance to the Carrier of the amount payable in respect of such Traffic Document;

7.2	all monies collected by the Agent for transpoitation and ancillary services sold under this Agreement, including applicable remuneration which the Agent is entitled to claim thereunder, are and must be held by the Agent in trust for the the property of the Carrier Carrier or on behalf of the Carrier until satisfactory accounted for to the Canier and settlement made;

7.3	the Agent shall not pledge, cede, promise or otherwise transfer to a third party any claims to monies due to the Agent or to the Cam er, but not yet collected, for transportation and ancillary services sold under this Agreement, including applicable remuneration, which the Agent is entitled to claim hereunder.

7.4	in the event that the Agent becomes the subject of bankruptcy proceedings, is placed in receivership or judicial administration, goes into liquidation or becomes subject to a similar legal process affecting the normal operation of the Agent, then notwithstanding the nornial remittance procedures under this Agreement, all monies due to the Carrier or held on behalf of the Carrier in connection with this Agreement shall become immediately due and payable;

7.	AUSTRALIA AND GERMANY ONLY 一 MONIES DUE TO AGENT TO CARRIERS - REMITTANCE

7.1	on the issue by the Agent of a Traffic Document on behalf of the carrier, or on the issue by the Agent of its own Transportation Order drawn on the Carrier, the Agent, irrespective of whether it collects a corresponding amount, shall be responsible for payment to the Carrier of the amount payable for the transportation or other service to which the Traffic Document or Transportation Order relates. This shall not, however, apply where the Traffic Document or Transportation Order is issued under the Universal Air Travel Plan or similar credit plan recognised or made available to the public by the Carrier (except with respect to the initial amount payable under such plan) and the Agent has procured and forwarded to the Camer the duly executed documents required under such plan, or where the Traffic Document or Transportation Order is issued by the Agent in response to a prepaid ticket advice. In such cases the Camer accepts responsibility fbr collection;

7.2	except as otherwise provided in Subparagraph 7.1 of this Paragraph, the Agent shall collect the amount payable fbr the transportation or other service sold by it on behali of the Camer. Ah monies collected by the Agent fbr transportation and ancillary services sold under this Agreement, including applicable commissions which the Agent is entitled to claim thereunder, shall be the property of the carrier and shall be held by the Agent in trust fbr the Carrier or on behalf of the Carrier until satisfactorily accounted for to the Carrier and settlement made. The Carrier may, subject to applicable currency regulations, designate the currencies in which remittances are to be made. Unless otherwise instructed by the Caiiier the Agent shall be entitled to deduct from remittances the applicable commission to which it is entitled hereunder;

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7.3	the Agent shall remit to the Carrier such monies at such times and under such conditions as the Carrier may designate from time to time in accordance with the provisions of the Sales Agency Rules;

7.4	a Traffic Document shall be issued immediately money is received by the Agent for specified passenger air transportation or ancillary services sold under this Agreement and the Agent shall be responsible fbr remittance to the Carrier of the amount payable in respect of such Traffic Document;

7.5	In the event that the Agent becomes the subject of bankruptcy proceedings, is placed in receivership or judicial administration, goes into liquidation or becomes subject to a similar legal process affecting the normal operation of the Agent, then notwithstanding the normal remittance procedures under this Agreement, all monies due to the Carrier or held on behalf of the Carrier in connection with this Agreement shall become immediately due and payable.

8.	REFUNDS

The Agent shall make refund only in accordance with the Carrier’s tariffs, conditions of carriage and written instructions, and against receipt. The Agent shall only refund Traffic Documents issued by such Agent.

9.	REMUNERATION

for the sale of air transportation and ancillary services by the Agent under this Agreement the Carrier shall remunerate the Agent in a manner and amount as may be stated from time to time and communicated to the Agent by the Canier. Such remuneration shall constitute compensation for the services rendered to the Can’ier.

10.	RECORDS AND INSPECTION

the Agent shall maintain adequate records and accounts, together with supporting documents, recording the details of all transactions effected under This Agreement. Such records, accounts and documents shall be preserved by the Agent fbr at least two years from the date of the transactions to which they relate and shall be available fbr inspection or for copying by the Carrier whose Traffic Documents have been issued.

11.	CONFIDENTIALITY

11.1	the Canier agrees that the Carrier and its officers, employees and agents, including ISS Management where applicable, will treat information and data relating to the Agent coming into its possession as coniidential except to the extend required by law;

11.2	notwithstanding Subparagraph 11.1 of this Paragraph, the Agem agrees that the Cam er, its officers, employees and agents, including ISS Management where applicable, may collect, process and disclose to other panics participating in the BSP, except to other Agents, such information and data fbr purposes of financial assessment of the Agent or of the orderly operation of agency administration or of the Billing and Settlement Plan;

11.3	the Agent agrees that the Agent and its officers, employees and any other person acimg on the Agent’s behalf will treat information and data relating to the Carrier coming into its possession as confidential except to the extent required by law.

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12.	TRANSFER, ASSIGNMENT, CHANGE OF LEGAL STATUS, OWNERSHIP, NAME OR LOCATION.

12.1	this Agreement shall not be assigned or otherwise transferred in whole or in part by the Agent to any other person or persons;

12.2	in the event that the Agent proposes to effect any change(s) in the legal status, ownership, name(s) and/or address(es) (within the meaning of these expressions as used in the Sales Agency Rules under which the activities of any of its Approved Locations are conducted) the Agent undertakes to give prior notice in accordance with the detailed procedures set forth in those Rules.

13.	TERMINATION

13.1	this Agreement or its application to a specific Location(s) of the Agent shall be terminated if, in accordance with the Sales Agency Rules;

13.1.1	the Carrier withdraws its appointment of the Agent,

13.1.2	the Agent withdraws from its appointment by the Carrier,

13.1.3	the Agent is removed from the Agency List,

13.1.4	the agent relinquishes its IATA Approval/Accreditation;

13.2	notice of termination of the Agreement as above may be given at any time by notice in writing. Unless otherwise specified in the Sales Agency Rules, such notice shall take effect no sooner than the last day of the month following the month in which the notice of termination is given, and such notice shall include the effective date of termination, without prejudice to fulfillment by each party of all obligations accrued prior to the date of termination.

14.	ARBITRATION

if any matter is reviewed by arbitration pursuant to the Sales Agency Rules, the Agent hereby submits to arbitration in accordance with such Rules and agrees to observe the procedures therein provided and to abide by any arbitration award made thereunder.

15.	INDEMNITIES AND WAIVER 15.J

the Camer agrees to indemnify and hold harmless the Agent, its officers and employees from and against liability for any loss, injury, or damage, whether direct, indirect or consequential, arising in the course of transpoiiation or other ancillary services provided by the Carrier pursuant to a sales made by the Ageni hereunder or arising from the failure of the Carrier to provide such transportation or services, except to the extent that such loss, injury or damage is caused or contributed to by the Agent, us officers, employees or any other person acting on the Agent5 s behalf;

15.2	the Agent agrees io indemnify and h(“d harmless the Camer, its otiicers and employees from and against liability for any loss, injury, damage, whether direct, indirect consequential arising from any negligent act omission of the Agent, its officers, employees any other person acting on the Agent’s behalf, from any breach by the Agent of this Agreement, except io the extent that such loss, injury or damage is caused or contributed to by the Carrier, its officers or employees;

15.3	where the Carrier participates in an automated ticketing system for the issuance of neutral Traffic Documents and the Agent issues such Traffic Documents through the system on behalf of the Carrier, the Agent further agrees to indemnify and hold hamless the Carrier, officers and employees for all loss. iiijur>- damage, whether direct, indirect consequential, resulting from the negligent, unauthorised use of the system or any oart thereof by the Agent, its officers, employees or contractors (including independent contractors) or any other person acting on the Agent[5]s behalf.

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16.	NOTICES

all notices to be sent under this Agreement from the Carrier or from the Agency Administrator to the Agent, or from the Agent to the Carrier or to the Agency Administrator shall be sufficient if sent by any means that provides proof of despatch or receipt addressed, as appropriate to:

The principal office of the Agent, The principal office of the Carrier, or the Agency Administrator at the address showi- in this Agreement, which address may be changed by notices given in writing from time to time by the Agency Administrator to the Agent.

17.	APPLICABLE LAW

this Agreement shall be interpreted and governed in all respects by the law of the principal place of business of the Agent, except that, in regard to any matter of dispute arising solely in connection with the activities of a branch office location situated in a place other than of the Agent’s principal place of business, the law of the place where the branch office is situated shall apply.

18.	SEVERABILITY

if any provision of this Agreement is held to be invalid, this shall not have the effect of invalidating the other provisions which shall nevertheless remain binding and effective between the parties.

19.	OTHER SUPERSEDED AGREEMENTS

this Agreement shall supersede any and all prior Passenger Sales Agency Agreements between the parties hereto with respect to Approve Locations of the Agent other than in the USA, without prejudice to such rights and liability as may exist at the date hereof.

Initial Initial

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the date first above written.

Director General of the International Air Transport Association acting as agent for the Caniers referred to in the preamble hereto.

(Authorized Representative)

	WITNESS:	(Name, type or printed)

XuJie
Manager. Agency Management, FDS, North Asia.
3F, China Digital Harbor No.l, Wangjing North Road Beijing 100102, P.R. China

AGENT北京和洋国际旅行社有限公司	FULL ADDRESS

BEIJING HEYANG INTERNATIONAL TRAVEL SERVICE CO；； LTD.' ________	RM (03)301032, 3/F, RM 101, 1/F-5/F, • 白匚韵引 M百U讯NNHUANQVUAN： CHAOYANG DIST.

by ____ Ll.JINPING _______
(Name, typed or printed)

Note: Where in accordance with local law, execution of the Agreement requires the signatures of the parties to be witnessed, or notarised, such formalities must be accomplished. The space bciow may be used for that, purpose.

(Title or capacity)

(Signature)

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